Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Second Quarter 2020 Financial Results

Net Income of $241 million, $0.64 EPS, $0.61 Adjusted EPS1

Second Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$337 million	7.1%	$36.98/share

CORE PRE-TAX INCOME[1] $306 million	CORE ROTCE[1] 7.6%	ADJUSTED TANGIBLE BOOK VALUE[1] $33.73/share

TOTAL DEPOSITS	TOTAL LIQUIDITY[2]	COMMON EQUITY TIER 1 RATIO
$131.0 billion	$43.5 billion	10.1%

QUARTERLY HIGHLIGHTS

•  Total Net Revenue of $1.61 billion, up 4% YoY; Adjusted Total Net Revenue[1] of $1.53 billion, down 2% YoY

•  Common Shareholder Equity per share up 1.5% YoY to $36.98; Adjusted Tangible Book Value per Share[1] up 0.5% YoY to $33.73

•  Consumer auto originations of $7.2 billion | Sourced from 3.1 million applications, reflecting strong used demand

•  2Q 2020 Estimated Retail Auto Originated Yield[1] of 7.10% | Retail auto net charge-off rate of 0.76%, down 20 bps YoY

•  Insurance written premiums of $267 million

•  Total deposits of $131.0 billion, up $14.7 billion YoY, and up $8.7 billion QoQ

•  Retail deposits of $115.8 billion, up $9.7 billion QoQ and up 17% YoY – highest quarterly retail deposit growth

•  Total retail deposit customers of 2.1 million, up 94 thousand QoQ and up 14% YoY

•  Ally Bank named 2020 ‘Best Internet Bank’ by Kiplinger for the 4th consecutive year

•  Ally Home® direct-to-consumer mortgage originations of $1.2 billion | Revenue per loan growth every quarter since 2Q 2019

•  Ally Invest self-directed accounts up 15% YoY to 388 thousand | $1.9 billion in cash balances

•  Ally Lending gross originations of $75 million, up 7% QoQ | Expanded into home improvement via partnership with Authority Brands

•  Corporate Finance held-for-investment portfolio of $6.0 billion, up 26% YoY | Repayment of 60% of pandemic related 1Q20 revolver draws

•  Preliminary Stress Capital Buffer of 350 basis points based on CCAR 2020 results

•  Ally maintaining internal CET1 Target of 9.0% | Capital levels well in excess of regulatory minimum thresholds

•  Board of directors approved 3Q 2020 common dividend of $0.19 | Share repurchases to remain suspended through year-end 2020

Ally Chief Executive Officer Jeffrey Brown commented on the quarter:

“Against a difficult and shifting backdrop, we remain focused on serving our customers at the highest level, and our solid operational and financial foundation positions us to continue supporting our customers. We finished the quarter with robust capital and liquidity levels and observed improved trends across our key businesses. Ally Bank had the strongest quarterly retail deposit growth ever, adding $9.7 billion of balances, while adding 94 thousand new customers. Our resilient and adaptable auto finance business saw meaningful improvement toward the end of the quarter, delivering $7.2 billion of consumer originations, and maintaining estimated retail auto originated yields1 above 7% for the ninth consecutive quarter, a tremendous accomplishment given the low interest rate environment.

“During the second quarter, we proactively suspended share repurchases through the end of 2020 given the evolving macroeconomic picture. We believe this was in the best interests of our stakeholders as we preserve capital and ensure we remain able to serve as a source of strength for our customers. Moving forward, we will continue to rigorously assess capital deployment actions, with an ongoing focus on growing and diversifying our businesses while thoughtfully returning capital to shareholders.

“Beyond the unique challenges presented by the COVID-19 pandemic, recent months have brought forth important, yet difficult, conversations regarding social injustice and systemic racial inequality in our country. Ally is deeply committed to inclusivity and has zero tolerance for racism or discrimination of any kind. This is codified in our core values and permeates throughout our organization. While the second quarter was one of Ally’s most challenging as a public company, the resolve and compassion demonstrated by the Ally team was encouraging and inspiring.

“Our long-term strategic objectives remain consistent. We will prioritize the health and safety of our employees while meeting the needs of our customers and communities and delivering value for all our stakeholders. We have a proven history of navigating challenging environments. I remain confident that our leading businesses, disciplined risk management and strong balance sheet will enable us to successfully manage through this pandemic and position us for long-term growth and profitability.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income / (Loss), Core Net Income / (Loss) Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.

[2]	Total liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Discussion of Second Quarter Results

Net income attributable to common shareholders was $241 million in the quarter, compared to net income attributable to common shareholders of $582 million in the second quarter of 2019, as lower net financing revenue, higher provision for credit losses, higher noninterest expense and higher income tax expense more than offset higher other revenue. Income tax expense was $185 million higher year-over-year, primarily as a result of a discrete tax benefit of $201 million from valuation allowance release on foreign tax credit carryforwards in the prior year quarter.

Net financing revenue was $1.05 billion, down $103 million year over year, driven by lower commercial auto balance and portfolio yield, losses on off-lease vehicles, higher mortgage premium amortization and higher consolidated liquidity levels, partially offset by higher retail portfolio yield.

Other revenue increased $160 million year-over-year to $555 million, including a $90 million increase in the fair value of equity securities in the quarter compared to a $2 million increase in the fair value of equity securities in the prior-year quarter. Other revenue, excluding the change in fair value of equity securitiesA, increased $72 million year-over-year to $465 million, primarily driven by higher realized investment gains.

Net interest margin (“NIM”) of 2.40%, including Core OIDB of 2 bps, decreased 26 bps year-over-year. Excluding Core OIDB, NIM was 2.42%, down 25 bps versus the prior year period, due to elevated liquidity levels, losses on off-lease vehicles and mortgage premium amortization.

Provision for credit losses increased $110 million year-over-year to $287 million due to COVID-19 reserve build driven by macroeconomic variables.

Noninterest expense increased $104 million year-over-year, primarily driven by a $50 million goodwill impairment at Ally Invest, higher weather-related losses, technology spend supporting business initiatives and the addition of Ally Lending in the fourth quarter of 2019.

A

Adjusted other revenue is a non-GAAP financial measure. Effective 1/1/2018, ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

B	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Second Quarter Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	2Q 20	1Q 20	2Q 19	1Q 20	2Q 19

Net Financing Revenue (excluding Core OID)[1]	$1,063	$1,154	$1,164	$(92)	$(101)

Core OID	(9)	(8)	(7)	(0)	(2)

(a) Net Financing Revenue (as reported)	1,054	1,146	1,157	(92)	(103)

Other Revenue (excluding Change in Fair Value of Equity Securities)[2]	465	451	393	14	72

Change in Fair Value of Equity Securities[2]	90	(185)	2	275	88

(b) Other Revenue (as reported)	555	266	395	289	160

(c) Provision for Credit Losses	287	903	177	(616)	110

(d) Noninterest Expense	985	920	881	65	104

Pre-Tax Income / (Loss) from Continuing Operations (a+b-c-d)	$337	$(411)	$494	$748	$(157)

Income Tax Expense / (Benefit)	95	(92)	(90)	187	185

(Loss) / Income from Discontinued Operations, Net of Tax	(1)	-	(2)	(1)	1

Net Income / (Loss)	$241	$(319)	$582	$560	$(341)

	2Q 20	1Q 20	2Q 19	1Q 20	2Q 19

GAAP EPS (diluted)[3]	$0.64	$(0.85)	$1.46	$1.49	$(0.81)

Discontinued Operations, Net of Tax	0.00	-	0.01	0.00	(0.00)

Core OID, Net of Tax	0.02	0.02	0.01	0.00	0.00

Change in Fair Value of Equity Securities, Net of Tax	(0.19)	0.39	(0.00)	(0.58)	(0.18)

Repositioning and Other, Net of Tax[4]	0.13	-	-	0.13	0.13

Significant Discrete Tax Items[5]	-	-	(0.50)	-	0.50

Adjusted EPS[6]	$0.61	$(0.44)	$0.97	$1.05	$(0.36)

Core ROTCE[6]	7.6%	-5.4%	12.4%

Adjusted Efficiency Ratio[6]	52.5%	52.3%	46.1%

Effective Tax Rate	28.2%	22.5%	-18.2%
(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Due to the antidilutive effect of the net loss from continuing operations for the three months ended March 31, 2020, basic weighted-average common shares outstanding were used to calculate basic and diluted earnings per share.

(4)	Repositioning and other, net of tax in 2Q 2020 include a $50 million goodwill impairment at Ally Invest.
(5)

Significant discrete tax items do not relate to the operating performance of the core businesses. 2Q 19 effective tax rate was impacted primarily due to a release of valuation allowance on foreign tax credit carryforwards during the second quarter of 2019.

(6)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income / (Loss) by Segment

				Increase/(Decrease) vs.
($ millions)	2Q 20	1Q 20	2Q 19	1Q 20	2Q 19

Automotive Finance	$329	$(173)	$459	$502	$(130)

Insurance	128	(105)	-	233	128

Dealer Financial Services	$457	$(278)	$459	$735	$(2)

Corporate Finance	32	(68)	46	100	(14)

Mortgage Finance	8	12	14	(4)	(6)

Corporate and Other	(160)	(77)	(25)	(83)	(135)

Pre-Tax Income (Loss) from Continuing Operations	$337	$(411)	$494	$748	$(157)

Core OID[1]	9	8	7	0	2

Change in Fair Value of Equity Securities[2]	(90)	185	(2)	(275)	(88)

Repositioning and Other[3]	50	-	-	50	50

Core Pre-Tax Income (Loss)[4]	$306	$(217)	$499	$523	$(193)

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Repositioning and Other include a $50 million goodwill impairment at Ally Invest in 2Q 2020.
(4)

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other primarily related to a 2Q 2020 goodwill impairment at Ally Invest. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $329 million was down $130 million year-over-year, primarily due to higher provision for credit losses associated with COVID-19 reserve build driven by macroeconomic variables and lower net financing revenue.

Net financing revenue of $989 million was $33 million lower year-over-year, driven by lower commercial auto portfolio yield and balance and losses on off-lease vehicles, partially offset by higher retail auto portfolio yield, which increased 20 bps year-over-year to 6.77%, excluding the impact of hedges.

Provision for credit losses increased $76 million year-over-year due to COVID-19 reserve build driven by macroeconomic variables. The retail auto net charge-off rate was 0.76%, down 20 bps year-over-year.

Consumer auto originations decreased to $7.2 billion from $9.7 billion in the prior year period and included $4.3 billion of used retail volume, or 60% of total originations, $2.0 billion of new retail volume and $0.9 billion of leases. Estimated retail auto originated yieldC of 7.10% in the quarter was down 48 bps year-over-year.

End-of-period auto earning assets decreased $11.6 billion year-over-year from $114.7 billion to $103.2 billion, as an increase in consumer auto earning assets was more than offset by a decline in commercial earning assets. End-of-period consumer auto earning assets were up $0.3 billion year-over-year, driven by growth in operating lease assets. End-of-period commercial earning assets of $21.7 billion were $11.9 billion lower year-over-year, driven by industry-wide vehicle inventory declines.

Insurance

Pre-tax income of $128 million was up $128 million year-over-year, as higher weather losses were more than offset by higher realized investment gains and an $89 million increase in the fair value of equity securitiesD in the quarter compared to a $4 million increase in the fair value of equity securitiesD in the prior year quarter. Core pre-tax incomeE increased $43 million year-over-year to $39 million.

Written premiums were down $47 million year-over-year at $267 million, driven by COVID-19 impact on lower vehicle sales and declining dealer inventories.

Total investment income was $61 million higher year-over-year at $95 million, excluding an $89 million increase in the fair value of equity securities during the quarterD, driven by higher realized investment gains.

C Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

D ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

E Represents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Corporate Finance

Pre-tax income was $32 million in the quarter, down $14 million year-over-year, as higher net financing revenue was more than offset by higher provision for credit losses associated with forecasted COVID-19 macroeconomic impacts.

Net financing revenue increased $16 million year-over-year to $77 million, driven by higher portfolio balances. Total other revenue, excluding the change in fair value of equity securitiesF, declined $6 million year-over-year to $5 million, primarily driven by equity investment gains in the prior year period.

The held-for-investment loan portfolio increased 26% year-over-year from $4.8 billion to $6.0 billion. Outstanding balances declined throughout the second quarter, with the held-for-investment loan portfolio 8% lower quarter-over-quarter, largely due to the repayment of approximately 60% of pandemic-related revolver draws from the prior quarter.

Provision for credit losses totaled $25 million, up $22 million from the prior year period, primarily due to ongoing COVID-19 macroeconomic reserve build activity.

Mortgage Finance

Pre-tax income was $8 million in the quarter, down $6 million year-over-year, as higher other revenue was more than offset by lower net financing revenue, higher provision for credit losses and higher noninterest expense.

Net financing revenue was down $16 million year-over-year to $30 million, reflecting faster prepayments and higher premium amortization. Other revenue increased $15 million year-over-year to $19 million, primarily driven by strong gain-on-sale activity.

Direct-to-consumer originations totaled $1.2 billion in the quarter, up $0.7 billion year-over-year, representing the highest quarterly origination volume since launching Ally Home® in 2016.

Existing Ally Bank customers accounted for 60% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.19 per share quarterly common dividend in the second quarter. Additionally, the company announced the suspension of share repurchases through year-end 2020 in support of the Federal Reserve’s effort to mitigate the impact of the COVID-19 pandemic on the U.S. economy and the financial system. Ally’s Board of Directors approved a $0.19 per share common dividend for the third quarter of 2020.

Preliminary Common Equity Tier 1 (CET1) capital ratio increased from 9.3% to 10.1% quarter-over-quarter primarily due to lower commercial floorplan balances as well as the suspension of share repurchases.

Liquidity & Funding

Consolidated cash and cash equivalentsG totaled $18.6 billion at quarter-end, up $12.9 billion compared to the end of the first quarter. Total liquidityH was $43.5 billion at quarter-end.

Deposits represented 79% of Ally’s funding portfolio at quarter-end, excluding Core OID balanceI, increasing from 72% a year ago.

Deposits

Retail deposits increased to $115.8 billion at quarter-end, up $17.2 billion year-over-year and up $9.7 billion for the quarter. Total deposits increased to $131.0 billion at quarter-end, up $14.7 billion year-over-year.

The average retail portfolio deposit rate was 1.64% for the quarter, down 58 bps year-over-year and down 24 bps quarter-over-quarter.

Ally’s retail deposit customer base grew 14% year-over-year, totaling 2.13 million customers at quarter-end, while adding 94 thousand customers during the quarter, representing the third highest quarterly customer growth. Average customer balance ended the quarter at $54 thousand. Millennials continue to comprise the largest generation segment of new customers, accounting for 61% of new customers in the second quarter.

Kiplinger’s named Ally Bank the 2020 “Best Internet Bank” for the fourth consecutive year.

F ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

G Cash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

H Total liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

I Represents a non-GAAP financial measure. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity, (4) adjusts for Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items and (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Insurance segment expense, rep and warrant expense and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core OID. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs) and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered. In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income / (Loss) Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income attributable to common shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, significant discrete tax items, and tax-effected changes in equity investments measured at fair value. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID, primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-tax Income / (Loss) is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity and (3) repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income / (Loss) by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected (as applicable) repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, tax-effected Core OID, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity, and significant discrete tax items.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Health Credit Services (rebranded Ally Lending) was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per interim final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020, and provides an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for credit losses, on regulatory capital. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extends through December 31, 2021. Beginning on January 1, 2022, we will be required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the interim final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and plan to phase in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Financing Revenue (excluding OID) excludes Core OID.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		2Q 20	1Q 20	2Q 19

GAAP Net Income (Loss) Attributable to Common Shareholders		$ 241	$(319)	$582

Discontinued Operations, Net of Tax		1	-	2

Core OID		9	8	7

Repositioning and Other		50	-	-

Change in Fair Value of Equity Securities		(90)	185	(2)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		17	(41)	(1)

Significant Discrete Tax Items		-	-	(201)

Core Net Income (Loss) Attributable to Common Shareholders	[a]	$228	$(166)	$387

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	375,762	375,723	399,916

Adjusted EPS	[a] ÷ [b]	$0.61	$(0.44)	$0.97

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		2Q 20	1Q 20	2Q 19

GAAP Net Income (Loss) Attributable to Common Shareholders		$241	$(319)	$582

Discontinued Operations, Net of Tax		1	-	2

Core OID		9	8	7

Repositioning and Other		50	-	-

Change in Fair Value of Equity Securities		(90)	185	(2)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		17	(41)	(1)

Significant Discrete Tax Items		-	-	(201)

Core Net Income (Loss) Attributable to Common Shareholders	[a]	$228	$(166)	$387

Denominator (2-period average, $ billions)

GAAP Shareholder’s Equity		$13.7	$14.0	$14.0

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.4)	(0.4)	(0.3)

Tangible Common Equity		$13.3	$13.5	$13.7

Core OID Balance		(1.1)	(1.1)	(1.1)

Net Deferred Tax Asset (DTA)		(0.2)	(0.1)	(0.1)

Normalized Common Equity	[b]	$12.0	$12.3	$12.5

Core Return on Tangible Common Equity	[a] ÷ [b]	7.6%	-5.4%	12.4%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		2Q 20	1Q 20	2Q 19

GAAP Common Shareholder’s Equity		$13.8	$13.5	$14.3

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.4)	(0.4)	(0.3)

Tangible Common Equity		13.4	13.1	14.0

Tax-effected Core OID Balance (21% starting in 4Q17)		(0.8)	(0.8)	(0.9)

Adjusted Tangible Book Value	[a]	$12.6	$12.2	$13.2

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	373,837	373,155	392,775

Metric

GAAP Common Shareholder’s Equity per Share		$37.0	$36.2	$36.4

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(1.0)	(1.2)	(0.7)

Tangible Common Equity per Share		$35.9	$35.0	$35.7

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.2)	(2.2)	(2.2)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$33.7	$32.8	$33.6

Adjusted Efficiency Ratio

Numerator ($ millions)		2Q 20	1Q 20	2Q 19

GAAP Noninterest Expense		$985	$920	$881

Rep and Warrant Expense		-	-	(0)

Insurance Expense		(322)	(256)	(301)

Repositioning and Other		(50)	-	-

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$613	$664	$580

Denominator ($ millions)

Total Net Revenue		$1,609	$1,412	$1,552

Core OID		9	8	7

Insurance Revenue		(450)	(151)	(301)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,168	$1,269	$1,258

Adjusted Efficiency Ratio	[a] ÷ [b]	52.5%	52.3%	46.1%

Original Issue Discount Amortization Expense ($ millions)		2Q 20	1Q 20	2Q 19

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$9	$8	$7

Other OID		4	3	3

GAAP Original Issue Discount Amortization Expense		$12	$11	$10

Outstanding Original Issue Discount Balance ($ millions)		2Q 20	1Q 20	2Q 19

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(1,046)	$(1,055)	$(1,078)

Other Outstanding OID Balance		(46)	(34)	(44)

GAAP Outstanding Original Issue Discount Balance		$(1,092)	$(1,089)	$(1,122)

Net Financing Revenue (ex. Core OID)

($ millions)		2Q 20	1Q 20	2Q 19

GAAP Net Financing Revenue		$1,054	$1,146	$1,157

Core OID		9	8	7

Net Financing Revenue (ex. Core OID)	[a]	$1,063	$1,154	$1,164

Adjusted Other Revenue

($ millions)		2Q 20	1Q 20	2Q 19

GAAP Other Revenue		$555	$266	$395

Change in Fair Value of Equity Securities		(90)	185	(2)

Adjusted Other Revenue	[b]	$465	$451	$393

Adjusted Total Net Revenue

($ millions)		2Q 20	1Q 20	2Q 19

Adjusted Total Net Revenue	[a] + [b]	$1,528	$1,606	$1,557

1 Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Insurance Non-GAAP Walk to Core Pre-Tax Income

	2Q 2020					2Q 2019

($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$266	$-	$-	$266	$263	$-	$-	$263

Losses and Loss Adjustment Expenses	142	-	-	142	127	-	-	127

Acquisition and Underwriting Expenses	180	-	-	180	174	-	-	174

Investment Income and Other	184	-	(89)	95	38	-	(4)	34

Pre-Tax Income (Loss) from Continuing Operations	$128	$-	$(89)	$39	$-	$-	$(4)	$(4)

1 Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the second quarter 2020 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $184.1 billion in assets as of June 30, 2020. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:
Daniel Eller	Jillian Palash
Ally Investor Relations	Ally Communications (Media)
704-444-5216	704-644-6201
daniel.eller@ally.com	jillian.palash@ally.com